Exhibit 10.14
Description of Compensation of Non-Employee Directors

Fees Earned or Paid in Cash
Cash payments to non-employee directors for 2011 will be made as follows:

•	Annual retainer: $30,000

•	Chairman of the Board: $35,000 annually (in addition to the annual retainer)

•	Board meeting fees: $1,500 per meeting attended, whether attended in-person or by phone

•	Annual committee chairman fees:

◦	$5,000 for Nominating and Governance Committee

◦	$7,000 for Compensation Committee

◦	$12,000 for Audit Committee

•	Committee meeting fees: $1,000 per meeting attended, whether attended in-person or by phone
All amounts are paid quarterly. There is no pro-rating for service for less than a full quarter; service on any committee for part of a quarter is treated the same as an entire quarter. On occasion, non-committee members are invited to attend committee meetings and may be paid fees for such attendance. All directors were reimbursed in 2010 for reasonable expenses incurred in connection with attending meetings.
Equity Compensation
Each new non-employee director receives 5,000 RSUs upon becoming a director. Each continuing non-employee director receives 1,500 RSUs and options to purchase 3,000 shares of our common stock on the date of each annual meeting beginning the year subsequent to the year in which such person became a non-employee director.